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First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

October 9, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT ON FORM N-4 FOR FIRST METLIFE INVESTORS INSURANCE COMPANY AND FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE (FILE NO. 333-96775)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, hereby request that the effective date of the above-referenced post-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on October 13, 2009, or as soon thereafter as is reasonably practicable.

      FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
      (Registrant)

      FIRST METLIFE INVESTORS INSURANCE COMPANY
      (Depositor)

      By:  FIRST METLIFE INVESTORS INSURANCE COMPANY

           /s/ Richard C. Pearson
           ----------------------------------------------
           Richard C. Pearson
           Vice President and Associate General Counsel